Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Registration Statement (Form S-1 No. 333-00000), of our report dated May 14, 2007, with respect to the consolidated financial statements and schedule of CommVault Systems, Inc. included in the Registration Statement (Form S-1 No. 333-143271), as amended, filed with the Securities and Exchange Commission on June 5, 2007.

/s/Ernst & Young LLP

MetroPark, New Jersey
June 11, 2007